EX-99.11.a

Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

September 18, 2009

Board of Trustees Nationwide Variable Insurance Trust 1000 Continental Drive, Suite 400 King of Prussia, Pennsylvania 19406

Subject: Registration Statement on Form N-14

Ladies and Gentlemen:

     We have acted as counsel to Nationwide Variable Insurance Trust, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the assets of the NVIT Money Market Fund II (the “Money Market Fund II”), a series of the Trust, by and in exchange for Class II shares (the “Money Market Fund Shares”) of the NVIT Money Market Fund (the “Money Market Fund”), a series of the Trust (the “Reorganization”).

     We have reviewed the Trust’s Second Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), Second Amended and Restated Bylaws (the "Bylaws") and resolutions adopted by the Board of Trustees of the Trust (the “Board”) in connection with the Reorganization, as well as such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

     1. The Money Market Fund Shares will be issued in accordance with the Declaration of Trust, Bylaws and resolutions of the Board relating to the creation, authorization and issuance of shares.

     2. The Money Market Fund Shares will be issued against payment therefor as described in the Information Statement/Prospectus and Statement of Additional Information relating thereto included in the Registration Statement, and that such payment will have been at least equal to the net asset value.

Board of Trustees Nationwide Variable Insurance Trust September 18, 2009 Page 2

     On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Money Market Fund Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY: /s/Prufesh R. Modhera
Prufesh R. Modhera, a Partner